Exhibit 10.1

ProPhase Labs, Inc.

February 28, 2022

Justin J. Leonard

702 Saddlewood Lane

Houston, TX 77024

Telephone: (713) 775-2975

Email: leonardjustinsr@gmail.com

Re: Termination of Unsecured Convertible Promissory Note and Guaranty

Mr. Leonard:

Reference is hereby made to that certain Unsecured Convertible Promissory Note and Guaranty dated as of September 15, 2020 (as amended, restated, supplemented or modified prior to the date hereof, the “Note”), by and between Justin J. Leonard (“you”, or the “Holder”), and ProPhase Labs, Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Note, which definitions are hereby incorporated by reference.

The Company hereby delivers notice to the Holder that, pursuant to Section 2.4(b) of the Note, notwithstanding anything to the contrary in the Note, subject to your approval the Company intends to repay all of its outstanding obligations under the Note on February 28, 2022 (the “Note Repayment Date”) pursuant to the following steps:

1.	Pursuant to Section 2.5 of the Note, the Holder shall convert $600,000.00 (six hundred thousand dollars) of the Note (the “Conversion Amount”) into 200,000 (two hundred thousand) shares of Conversion Stock at a price equal to the Conversion Price (the “Conversion”) on or prior to the Note Repayment Date. Such Conversion shall reduce the amount of obligations outstanding under the Note in an amount equal to the Conversion Amount.

2.	The Company will pay to the Holder an amount in cash equal to $1,400,000.00 (one million four hundred thousand dollars).

3.	The Company will repurchase 200,000 (two hundred thousand) shares of its Common Stock that the Holder received pursuant to the Conversion at a price per share equal to $5.75 per share (the “Repurchase”), representing an aggregate payment in cash of $1,150,000.00 (one million one hundred and fifty thousand dollars) to the Holder in connection with the Repurchase.

4.	After giving effect to the steps contemplated in 1 through 3 above (a) the Company will repurchase from the Holder and own 200,000 (two hundred thousand) shares of its Common Stock and (b) the Holder will receive an aggregate amount of $2,590,548 consisting of (i) $1,400,000.00 (one million four hundred thousand dollars) in outstanding principal under the Note, plus (ii) $40,548 in accrued and outstanding interest under the Note as of the Repayment Date, plus (iii) $1,150,000.00 (one million one hundred and fifty thousand dollars) in connection with the Repurchase, in cash, and with respect to amounts (i), (ii) and (iii) herein, such amounts shall be in full satisfaction of all principal, interest, guarantees and other obligations outstanding under the Note as of the Repayment Date, and immediately upon the Holder’s receipt of the amounts set forth in clause (b), the Note shall be terminated and of no further force or effect.

5.	Holder acknowledges and agrees that the Company is not making any express or implied representations or warranties about the Company or in connection with the Conversion and Repurchase. Holder has such knowledge and experience in financial and business matters and in making investment decisions of this type that he is capable of evaluating the merits and risks of making its investment decision regarding the Conversion and Repurchase and of making an informed investment decision. Holder and/or Holder’s advisor(s) have had a reasonable opportunity to (a) evaluate all information and documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and (b) ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Common Stock of the Company and the Company, and all such questions have been answered to Holder’s full satisfaction. Holder is not relying on the Company with respect to the tax and other economic considerations of the Conversion and Repurchase, and Holder has relied on the advice of, or has consulted with, Holder’s own advisors.

6.	Holder acknowledges and understands that the Company may possess material non-public information not known to Holder that may impact the value of the Common Stock of the Company that the Company has not disclosed to Holder, including, without limitation (i) certain financial and operational reports from management, (ii) information received by principals and employees of the Company in their capacities as directors, officers, significant stockholders and/or affiliates of the Company, (iii) information otherwise received on a confidential basis, and (iv) information received on a privileged basis from the attorneys and financial advisers representing the Company and the Board of Directors of the Company. Holder acknowledges that (a) the Company is under no obligation, fiduciary or otherwise, to disclose any information to Holder other than such information that the Company discloses publicly to all stockholders at such times as that information is in fact publicly disclosed by the Company and (b) the Company is relying on the representations, warranties and acknowledgments in this Section 6 in entering into this letter agreement and engaging in the transactions contemplated hereby, and would not execute or deliver this letter agreement or engage in such transactions in the absence of such representations, warranties and acknowledgements. Holder understands, based on its experience, the disadvantage to which Holder is subject due to the disparity of information between the Company and Holder, but nevertheless acknowledges that Holder has deemed it appropriate to engage in the Conversion and Repurchase.

7.	Sections 4.7, 4.9, 4.12, 4.13 and 4.14 of the Note are hereby incorporated into this letter agreement and made a part hereof and shall be deemed to have the same force and effect as if set forth in full herein.

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COMPANY:
PROPHASE LABS, INC.

	By:	/s/ Ted Karkus
	Name:	Ted Karkus
	Title:	Chief Executive Officer

Acknowledged and Agreed by:

/s/ Justin J. Leonard
Justin J. Leonard

Signature Page to Termination of Unsecured Convertible Promissory Note and Guaranty